Exhibit (a)(1)(i)

METROPOLITAN SERIES FUND

AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Metropolitan Series Fund (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), as follows:

1.	The name of the Trust is hereby amended to be “Brighthouse Funds Trust II”

2.	The address of the Trust is:

One Financial Center

Boston, Massachusetts 02111

3.	The address of the Trustees is:

c/o Brighthouse Funds Trust II

One Financial Center

Boston, Massachusetts 02111

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 18th day of May 2017.

/s/ Stephen M. Alderman Steven M. Alderman, Trustee and not individually	/s/ Barbara A. Nugent Barbara A. Nugent, Trustee and not individually

/s/ Robert J. Boulware Robert J. Boulware, Trustee and not individually	/s/ John Rosenthal John Rosenthal, Trustee and not individually

/s/ Susan C. Gause Susan C. Gause, Trustee and not individually	/s/ Linda B. Strumpf Linda B. Strumpf, Trustee and not individually

/s/ Nancy Hawthorne Nancy Hawthorne, Trustee and not individually	/s/ Dawn M. Vroegop Dawn M. Vroegop, Trustee and not individually